Exhibit 5

ENROLLING WITH
TIAA-CREF

IN ORDER TO ENROLL WITH TIAA-CREF, YOU MUST COMPLETE TWO FORMS — the Enrollment and Plan Contribution Allocation Forms. There is also one optional form – the Spousal Waiver Form – that depends on your marital status. When these are ready, simply return your completed forms to your employer’s benefits office.

Your enrollment with TIAA-CREF can be completed in four easy steps that are outlined below.

STEP ONE
COMPLETE YOUR ENROLLMENT FORM

STEP TWO
SELECT YOUR ALLOCATION

Select the accounts to which you would like to allocate your con- tributions by completing the Plan Contribution Allocation Form. Please keep in mind that there may be transfer and withdrawal restrictions on some or all of the accounts and funds. You may change your allocation at any time in the future.

If your allocation is invalid in any way, your contributions will be allocated to the CREF Money Market Account. Upon receiving clarification from you, we will apply all future contributions according to your instructions.

STEP THREE
COMPLETE THE SPOUSAL WAIVER FORM
(If Applicable)
If your employer’s retirement plan is subject to the Employee Retirement Income Security Act (ERISA), your spouse is entitled to at least 50% of the death benefit under the plan. If the plan is not subject to ERISA, your spouse is entitled to the percent- age specified by the plan. Therefore, if you are married, your spouse must consent and sign the waiver if you wish to name someone else for more than 50% (or the amount specified by the plan) of the death benefit. If you are not married, you do not need to complete this form.

Generally, waiving spousal rights is available if you are age 35 or older. If you’re under 35 and wish to designate someone other than your spouse as beneficiary, please contact your benefits office.

STEP FOUR
YOUR NEXT STEPS
Return your completed forms to your employer’s benefits office. You may need to complete a salary reduction agreement with your employer.

This is a good time to think about consolidating additional retirement assets into this TIAA-CREF account from another financial carrier. To do so, complete the Transfer/Rollover Authorization to TIAA-CREF form and return it to us. Before making a transfer, be sure to consider any surrender charges the other company may deduct.

GENERAL INFORMATION
Whenever a new account is opened, federal law requires all financial institutions to help the government fight the funding of terrorism and prevent money laundering activities by obtaining, verifying and recording information that identifies each person who opens an account.

This is the reason we ask for your name, address, date of birth, Social Security number (or taxpayer identification number), telephone number and other information that will allow us to identify you. Unless you provide this information, we may not be able to open an account or process any transactions for you.

We are also following state regulations when we ask that you provide information on any existing annuity or life insurance contracts that are being replaced by the TIAA-CREF account for which you are now applying. If your new TIAA-CREF account is going to replace more than one existing contract, please include that information on an additional page that includes your name and Social Security number.

Need Help? For assistance in choosing an allocation or filling out your form, please call us at 800 842-2776 Monday to Friday from 8 a.m. to 10 p.m. or Saturday from 9 a.m. to 6 p.m. (ET).

10.34.3W -AC-706

ENROLLMENT FORM
FOR TIAA AND CREF RETIREMENT ANNUITY CONTRACTS
Teachers Insurance and Annuity Association of America-College Retirement Equities Fund
New York, NY
Please print in upper case using black or dark blue ink and provide all information requested.

Important information about your allocation of plan contributions
All contributions will be allocated to the CREF Money Market Account unless you complete the Plan Contribution Allocation
Form.

2	Designate your beneficiary(ies) Make sure that the percentage allotted to all beneficiaries in each class totals 100%.
Name(s) of primary beneficiary(ies)

1. First Name | MI | Last Name | Percentage %

Social Security Number* | Date of Birth (mm/dd/yyyy) __ / __ / ____ | Relationship to you

2. First Name | MI | Last Name | Percentage %

Social Security Number* | Date of Birth (mm/dd/yyyy) __ / __ / ____ | Relationship to you

Name(s) of contingent beneficiary(ies)

1. First Name | MI | Last Name | Percentage %

Social Security Number* | Date of Birth (mm/dd/yyyy) __ / __ / ____ | Relationship to you

2. First Name | MI | Last Name | Percentage %

Social Security Number* | Date of Birth (mm/dd/yyyy) __ / __ / ____ | Relationship to you

*(if unavailable, provide later)

3	Indicate any existing contracts
Will these annuity contracts replace an existing annuity contract or life insurance policy from another company?

4	Indicate your agreement by signing
These contracts do not provide for loans and cannot be assigned. Under federal law, distributions before age 59 1/2 or termination ofemployment may be prohibited, limited, and/or subject to substantial tax penalties. Your ability to make withdrawals and transfers is subject to the terms of these contracts and may be limited. The TIAA annuity contract does not allow lump-sum cash withdrawals from the TIAA Traditional Annuity and transfers must be spread over a ten-year period. Transfers from the TIAA separate account(s) and from all CREF accounts may be made in a lump sum. The amount and value of any accumulation units transferred from any account within a TIAA separate account may be affected by redemption charges imposed by the investments in which the account invests.

CREF and TIAA separate account accumulations and benefit payments are variable and not guaranteed; they depend on the investment performance of these accounts.

Under your employer’s plan, your spouse has the right to a death benefit. If the plan is subject to ERISA, your spouse is entitled to at least 50% of the death benefit specified by the plan. If the plan is not subject to ERISA, your spouse is entitled to the percentage stipulated by the plan. Your spouse must consent to any beneficiary designation that doesn’t meet this requirement by completing the “Waiver of Spouse’s Right to Preretirement Death Benefits.”

I have read and acknowledge all provisions of this enrollment form.

Under penalties of perjury, you certify that the taxpayer identification number shown on this form is your correct Social Security number.

The Internal Revenue Service does not require your consent to any provision of this document.

The following information does not apply to New York applicants. Some states require a fraud warning to appear on the form. These states, including Arkansas, Kentucky, Maine and New Mexico require a warning substantially similar to the following:

People who file applications for insurance or statements of claim commit a fraudulent insurance act if they: knowingly do so with intent to injure, defraud or deceive any insurance company or another person; and/or knowingly include in their application or statement of claim any materially false or misleading information; and/or knowingly conceal information, for the purpose of misleading, concerning any fact material to the application or claim.

A fraudulent insurance act is a crime, and penalties may include imprisonment, fines, denial of insurance and civil damages.

New Jersey residents, please note: Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.

Ohio residents, please note: Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

District of Columbia residents, please note: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

         ©2006 Teachers Insurance and Annuity Association-College Retirement Equities Fund (TIAA-CREF), 730 Third Avenue, New York, NY 10017

SELECT YOUR ALLOCATION

PLAN CONTRIBUTION ALLOCATION FORM
Enter the name and three-digit number of your allocation choices in the spaces provided. Please use only whole numbers and make sure your total allocation equals 100%. If the account number and name don’t match, we will use the account number for your allocation choice.

For information about the accounts available in your plan, please see your enrollment kit. Remember, if you need help creating an allocation, you can use our Asset Allocation Calculator at www.tiaa-cref.org/calcs. You can also have a custom portfolio prepared for you by calling us at 800 842-2776.

SPOUSAL WAIVER FORM (IF APPLICABLE)
WAIVER OF SPOUSE’S RIGHT TO PRERETIREMENT DEATH BENEFITS

If you wish to waive your spouse's right to a preretirement survivor death benefit under your employer's plan and/or ERISA, your spouse must consent to the waiver.
The date of your spouse’s signature must be the same or later than the date you sign your enrollment form.
Consent by Spouse (Must Be Witnessed)
With this consent I am voluntarily and irrevocably giving up my right to a qualified preretirement survivor death benefit. I recognize that any preretirement death benefit payable under these annuities will be paid to the beneficiaries as described in the enrollment form.

You should consider the investment objectives, risks, charges and expenses carefully before investing. Please read the prospectuses for the accounts and funds carefully before you invest. This form must be accompanied or preceded by current prospectuses. For additional copies, call 877 518-9161 or visit www.tiaa-cref.org.

TIAA-CREF Individual & Institutional Services, LLC, and Teachers Personal Investors Services, Inc., distribute securities products.
TIAA (Teachers Insurance and Annuity Association of America), 730 Third Avenue, New York, NY 10017 issues annuities.

© 2006 Teachers Insurance and Annuity Association of America–College Retirement Equities Fund (TIAA-CREF), 730 Third Avenue, New York, NY 10017